EXHIBIT 10.30

FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT

ELDORADO RESORTS, INC.
2015 Equity Incentive Plan

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of the [     ] day of [     ], 20[   ] between Eldorado Resorts, Inc., a Nevada corporation (the “Company”), and [                ] (the “Participant”), and is made pursuant to the terms of the Company’s 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.        Restricted Stock Units.

(a)        The Company hereby issues to the Participant, as of the Date of Grant, [ # ] restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”), which represents the maximum number of RSUs that may potentially be earned under the Award.  The Participant’s right to receive all or any portion of the RSUs granted hereunder will be contingent upon the Company’s achievement of one or more Performance Goals specified in the performance matrix attached as Exhibit A to this Agreement (the “Performance Matrix”), measured over the Performance Period indicated in the Performance Matrix.  The number of RSUs that will be issued pursuant to the Award shall be determined based on the achievement of the applicable Performance Goals set forth in the Performance Matrix, and the Participant’s target-level Award hereunder is equal to [ # ] RSUs (the “Target RSUs”).

(b)        Each RSU represents the value equal to the Fair Market Value of one Share, subject to the terms and conditions set forth in this Agreement and the Plan.  For purposes of this Agreement, the “Grant Date” shall be January 23, 2015.  The Award is granted subject to approval of the Plan by the shareholders of the Company.  No portion of the Award may be settled prior to shareholder approval of the Plan.  In the event that the Plan is not approved by the Company’s shareholders by December 31, 2015, the Award shall be null and void ab initio.

Section 2.        Vesting Requirements.

(a)        Generally. Subject to Section 2(b) hereof, if, as of the end of the applicable Performance Period, an applicable Performance Goal has been achieved, the payout percentage specified for such level of achievement in the Performance Matrix shall be earned with respect to the RSUs attributable to such Performance Goal (the “Payout Percentage”).  To the extent the Participant’s achievement level falls between Performance Goal achievement levels, the Payout Percentage shall be determined using a straight-line interpolation between the two nearest Performance Goal achievement levels.  Except as otherwise provided herein, the applicable portion of the RSUs determined by the Payout Percentage shall vest and become non-forfeitable on January 1, 2018 (the “Vesting Date”), subject to the Participant’s continuous service or employment with the Company and its Affiliates (“Service”) from the Grant Date through the Vesting Date.

(b)        Determination of Earned Award.  Not later than three days following the filing of the Company’s Form 10-K covering the period during which the applicable Performance Period ended, the Company’s Chief Financial Officer (the “CFO”) will notify the Committee if one or more of the applicable Performance Goal(s) set forth in the Performance Matrix have been satisfied.  Not later than ten days following any such notification from the CFO, the Committee will determine (i) whether and to what extent the applicable Performance Goal(s) have been satisfied, (ii) the applicable Payout Percentage(s) in respect of the RSUs applicable to such Performance Goal(s), and (iii) the aggregate number of RSUs that shall remain eligible to vest hereunder pursuant to the terms hereof.  The Committee’s determination of the foregoing shall be final and binding on the Participant absent a showing of manifest error.  Upon such determinations by the Committee, any RSUs applicable to the Performance Goal(s) and Performance Period(s) relating to the Committee’s determination that are no longer eligible to vest (due to the failure to achieve the maximum applicable Performance Goal achievement level(s)) shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.  Notwithstanding any other provision of this Agreement, but subject to clause (i) of Section 2(c) hereof, no portion of the RSUs shall vest until the Committee has made the foregoing determinations.

(c)        Change in Control.  Notwithstanding Sections 2(a) and 2(b) hereof and Section 13 of the Plan, upon the occurrence of a Change in Control, (i) prior to the Committee’s determination pursuant to Section 2(b) hereof, the Target RSUs, and (ii) following the Committee’s determination pursuant to Section 2(b) hereof, 100% of any then unvested RSUs remaining eligible to vest following the Committee’s determination with respect thereto pursuant to Section 2(b) hereof, in either case, shall immediately become fully vested and non-forfeitable.

(d)       Termination of Service without Cause, for Good Reason, or due to Death or Disability. Notwithstanding Sections 2(a) and 2(b) hereof, except in the event of the occurrence of a Change in Control prior to the settlement of any portion of the RSUs pursuant to Section 3 hereof (in which case Section 2(c) hereof shall apply), in the event of the Participant’s termination of Service prior to the Vesting Date by the Company and its Affiliates without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability, 100% of any then unvested RSUs shall immediately become fully vested and non-forfeitable upon the later to occur of (i) the date of such termination (the “Termination Date”), or (ii) the Committee’s determination with respect thereto pursuant to Section 2(b) hereof (after taking into account the forfeiture and cancellation of any RSUs pursuant to Section 2(b) hereof due to the failure to achieve the maximum applicable Performance Goal achievement level(s)).

(e)        Other Terminations of Service.  Upon the occurrence of a termination of the Participant’s Service for any reason other than as contemplated by Section 2(d) hereof, all outstanding and unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.  Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all RSUs, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 3.        Settlement.  As soon as reasonably practicable following the Vesting Date, Termination Date, or the occurrence of the Change in Control, as applicable (and in any event within 10 days following the Vesting Date, Termination Date, or the occurrence of the Change in Control, as applicable), any RSUs that become vested and non-forfeitable shall be paid, unless otherwise determined by the Committee, by the Company delivering to the Participant a number of Shares equal to the number of RSUs that vested and became non-forfeitable pursuant to Section 2 hereof; provided, however, that, in the event that the Termination Date occurs prior to the Committee’s determination with respect to the applicable portion of the RSUs pursuant to Section 2(b) hereof, then the settlement of the applicable portion of the RSUs shall occur no later than March 15th of the calendar year following the calendar year in which the Termination Date occurs.

Section 4.        Restrictions on Transfer.  No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.  Notwithstanding the foregoing, at the discretion of the Committee, RSUs may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.

Section 5.        Investment Representation.  The Participant is acquiring the RSUs for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).  No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  The Participant understands and agrees that none of the RSUs may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws.   Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits under hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.

Section 6.        Adjustments.  The Award granted hereunder shall be subject to the adjustment as provided in Section 4(b) of the Plan.

Section 7.        No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.

Section 8.        Confidentiality.  The Performance Goals specified in the Performance Matrix are highly confidential.  If the Participant discloses, or if the Company reasonably believes that the Participant has disclosed, the contents of the Performance Matrix to anyone else, the Participant may be subject to the Company’s formal disciplinary procedure, the terms of this Agreement will be rendered null and void, and all RSUs granted hereunder shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 10.      Tax Withholding.  This Agreement and the Award shall be subject to tax and/or other withholding in accordance with Section 16(e) of the Plan.

Section 11.      No Rights as a Stockholder; Dividends.  The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof.  Notwithstanding the foregoing, any dividends payable with respect to the RSUs underlying the Award during the Period from the Grant Date through the date the applicable RSUs are settled in accordance with Section 3 hereof will accumulate in cash and be payable to the Participant on a deferred basis, but only to the extent that the Award vests in accordance with Section 2 hereof.  In no event shall the Participant be entitled to any payments relating to dividends paid after the earlier to occur of the settlement or forfeiture of the applicable RSUs underlying the Award and, for the avoidance of doubt, all accumulated dividends shall be forfeited immediately upon the forfeiture or cancellation of the Award or applicable portion thereof.

Section 12.      Clawback.  The Award will be subject to recoupment in accordance with any existing clawback policy or clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause.  The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 13.      Amendment and Termination.  Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto.  Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 14.      Construction.  The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 15.      Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the choice of law principles thereof.

Section 16.      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 17.      Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 18.      Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

ELDORADO RESORTS, INC.

By:

Name:

Title:

PARTICIPANT

Participant’s Signature Date

Name:

Address:

Exhibit A

Performance Matrix

Performance Period: January 1, 2015     -    December 31, 2015

Target Award: [ # ] RSUs

Performance Goals (Achievement of 2015 Corporate Adjusted EBITDA):

	With Smoking Ban	Without Smoking Ban

• Threshold Performance	$105,535,000	$108,637,000

• Target Performance	$117,261,000	$120,708,000

• Maximum Performance	$140,713,000	$144,850,000

Payout Percentage:

• Threshold Performance	50% of Target Award is earned (nothing earned if Threshold Performance is not achieved)

• Target Performance	100% of Target Award is earned

• Maximum Performance	200% of Target Award is earned

“Corporate Adjusted EBITDA” means the EBITDA of the Company, plus any amounts deducted in computing EBITDA with respect to stock compensation, financing transaction costs (whether paid in cash or not), and other noncash and/or nonrecurring charges not directly related to the ongoing operations of the Company.  Specific determination of Corporate Adjusted EBITDA shall be based solely upon the judgment of the Committee.

“EBITDA” means the sum of (a) the Company’s net income after taxes as determined in accordance with GAAP, excluding, however, extraordinary items, including any net non-cash gain or loss arising from the sale, exchange, retirement or other disposition of capital assets, other than in the ordinary course of business, and any write-up or write-down of assets, and the cumulative effect of any change in GAAP plus (b) to the extent deducted in determining the Company’s net income, total cash interest expense and other fees and expenses incurred by the Company in connection with any debt whether paid or accrued, income taxes, depreciation, amortization and other non-cash charges. Specific determination of EBITDA shall be based solely upon the judgment of the Committee.

“Smoking Ban” means that the Hancock County Clean Air Regulation Act of 2014 takes effect on or around July 1, 2015, substantially as originally enacted.